Exhibit 107

Calculation of Filing Fee Table

Form S-8

Tempest Therapeutics, Inc.

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common stock, $0.001 par value per share, 2019 Equity Incentive Plan	Other(2)	276,412(3)	2.75(2)	$760,133.00	.0000927	$70.47

Fees to be Paid	Equity	Common stock, $0.001 par value per share, 2019 Employee Stock Purchase Plan	Other(4)	8,905(5)	2.34(4)	$20,837.70	.0000927	$1.94

	Total Offering Amounts				–	$780,970.70	–	$72.41

	Total Fees Previously Paid				–	–	–	–

	Total Fee Offsets				–	–	–	–

	Net Fee Due				–	–	–	$72.41

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Tempest Therapeutics, Inc. (the “Registrant”) that become issuable under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) and the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $2.75 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on May 12, 2022.

(3)

Represents 276,412 additional shares of Registrant’s common stock that were automatically added to the shares authorized for issuance under the 2019 Plan on January 1, 2022 pursuant to an annual “evergreen” increase provision contained in the 2019 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2019 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 4% of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $2.75 per share of common stock, which represents the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on May 12, 2022, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the 2019 ESPP.

(5)

Represents 8,905 additional shares of common stock reserved for issuance under, and which annual increase is provided for in, the 2019 ESPP that were automatically added to the shares authorized for issuance under the 2019 ESPP on January 1, 2022 pursuant to an annual “evergreen” increase provision contained in the 2019 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2019 ESPP will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year, (b) 8,905 or (c) a number of shares determined by the Registrant’s board of directors.